Exhibit 99.4

CONTACT:

Gregory Hughes

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL Green Recapitalizes 1250 Broadway

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Increases Ownership in Penn Station Asset to 67.5%

New York, NY - October 24, 2005 - SL Green Realty Corp. (NYSE: SLG) today announced that the company has recapitalized 1250 Broadway to reflect the property’s increase in value from $126.5 million in 2001, when it entered into a joint venture partnership with SITQ, a subsidiary of Caisse de depot et placement du Québec, to $260 million today based on an agreed upon value.

The valuation and distributions since inception enabled SL Green to exceed the performance thresholds established with SITQ, resulting in an increased economic stake in the property from 55% to approximately 67.5%.

Located conveniently near Penn Station on Broadway at 31st Street, 1250 Broadway is a 39-story, 670,000 square foot Class A office tower, boasting an occupancy of 98.6%. A substantial building wide renovation, which included a new lobby, elevator cabs, mechanical systems, window restoration and a new outdoor plaza, was recently completed.

Marc Holliday, President & Chief Executive Officer of SL Green commented, “Our strong working relationship with SITQ has yielded three highly successful recapitalizations: the first at One Park Avenue, then 1515 Broadway and now at 1250 Broadway. At 1250 Broadway, a targeted renovation program and intensive leasing campaign allowed the partnership to create substantial embedded value in the asset. We are able to achieve these results by coupling our superior market knowledge with our proven ability to identify opportunities and execute accordingly, and thereby deliver maximum value to strategic partners and shareholders alike.”

SL Green originally acquired 1250 Broadway in a partnership in 1999, before SITQ acquired its interests in 2001. Since then, the venture has leased or renewed over 630,000 square feet of office space including a 300,000 square foot lease to Visiting Nurse Services of New York in 2005, the seventh largest lease in Manhattan last year.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of September 30, 2006 the Company owned 27 office properties totaling approximately 18.4 million square feet. SL Green’s retail ownership totals approximately 300,000 square feet at eight properties. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.